Filed Pursuant to Rule 433

Registration No. 333-231404

Final Term Sheet

September 4, 2019

€3,000,000,000

AT&T Inc.

€1,000,000,000 0.250% GLOBAL NOTES DUE 2026

€1,250,000,000 0.800% GLOBAL NOTES DUE 2030

€750,000,000 1.800% GLOBAL NOTES DUE 2039

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

0.250% Global Notes due 2026 (the “2026 Notes”),

0.800% Global Notes due 2030 (the “2030 Notes”) and

1.800% Global Notes due 2039 (the “2039 Notes” and, together with the 2026 Notes and the 2030 Notes, the “Notes”)

TRADE DATE:	September 4, 2019

SETTLEMENT DATE (T+5):	September 11, 2019

MATURITY DATE:	March 4, 2026 for the 2026 Notes March 4, 2030 for the 2030 Notes September 14, 2039 for the 2039 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	2026 Notes: €1,000,000,000 2030 Notes: €1,250,000,000 2039 Notes: €750,000,000

REFERENCE EUR MIDSWAP RATE:	2026 Notes: -0.451% 2030 Notes: -0.227% 2039 Notes: 0.090%

REOFFER SPREAD TO EUR MIDSWAP:	2026 Notes: + 75 bps 2030 Notes: + 105 bps 2039 Notes: + 175 bps

REFERENCE GOVERNMENT SECURITY:	2026 Notes: DBR 0.500 due February 15, 2026 2030 Notes: DBR 0.000 due August 15, 2029 2039 Notes: DBR 4.250 due July 4, 2039

REFERENCE GOVERNMENT PRICE:	2026 Notes: 109.16% 2030 Notes: 106.98% 2039 Notes: 195.77%

REOFFER SPREAD TO GOVERNMENT SECURITY:	2026 Notes: + 117.4 bps 2030 Notes: + 149.9 bps 2039 Notes: + 222.8 bps

PRICE TO PUBLIC (ISSUE PRICE):	2026 Notes: 99.686% 2030 Notes: 99.771% 2039 Notes: 99.335%

REOFFER YIELD:	2026 Notes: 0.299% 2030 Notes: 0.823% 2039 Notes: 1.840%

FEES:	2026 Notes: 27.5 bps 2030 Notes: 35 bps 2039 Notes: 50 bps

PRICE TO AT&T:	2026 Notes: 99.411% 2030 Notes: 99.421% 2039 Notes: 98.835%

NET PROCEEDS:	2026 Notes: €994,110,000 2030 Notes: €1,242,762,500 2039 Notes: €741,262,500

USE OF PROCEEDS:	AT&T intends to use these proceeds to pay down amounts outstanding under its $3.55 billion term loan credit agreement, dated as of November 20, 2018, with Bank of America, N.A., as agent and its $2.85 billion syndicated term loan credit agreement, dated as of January 31, 2019, with certain investment and commercial banks and Citibank, N.A., as administrative agent.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $1,500,000 of AT&T’s expenses.

INTEREST RATE:	2026 Notes: 0.250% per annum 2030 Notes: 0.800% per annum 2039 Notes: 1.800% per annum

INTEREST PAYMENT DATES:	Annually on March 4, commencing on March 4, 2020, for the 2026 Notes and the 2030 Notes. Annually on September 14, commencing on September 14, 2020, for the 2039 Notes.

DENOMINATIONS:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

OPTIONAL REDEMPTION BY AT&T:	Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at AT&T’s option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), calculated by AT&T. Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 30 days’, but not more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed. Accrued but unpaid interest will be payable to the redemption date.

Series	Par Call Date	Make-Whole Spread
2026 Notes	February 4, 2026	20 bps
2030 Notes	December 4, 2029	25 bps
2039 Notes	March 14, 2039	35 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	2026 Notes: XS2051361264 2030 Notes: XS2051362072 2039 Notes: XS2051362312

CUSIP:	2026 Notes: 00206R JN3 2030 Notes: 00206R JP8 2039 Notes: 00206R JQ6

COMMON CODE:	2026 Notes: 205136126 2030 Notes: 205136207 2039 Notes: 205136231

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	The Notes will be issued only in registered, book-entry form. There will be a Global Note deposited with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, Société Anonyme for each issue.

STABILIZATION:	FCA/ICMA

DAY COUNT FRACTION:	ACTUAL/ACTUAL (ICMA), following, unadjusted

RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: A- (Stable)

JOINT BOOKRUNNERS:

Banco Santander, S.A., BNP Paribas, Citigroup Global Markets Limited and Merrill Lynch International

Banco Bilbao Vizcaya Argentaria, S.A., Commerzbank Aktiengesellschaft, HSBC Securities (USA) Inc. and Société Générale

REFERENCE DOCUMENT:	Prospectus, dated September 4, 2019

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BANCO SANTANDER, S.A. AT +34-912-572-029, BNP PARIBAS AT 1-800-854-5674, CITIGROUP GLOBAL MARKETS LIMITED AT 1-800-831-9146 OR MERRILL LYNCH INTERNATIONAL AT 1-800-294-1322.

MANUFACTURER TARGET MARKET (MIFID II PRODUCT GOVERNANCE) IS ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ONLY (ALL DISTRIBUTION CHANNELS). NO PRIIPS KEY INFORMATION DOCUMENT (KID) HAS BEEN PREPARED AS NOT AVAILABLE TO RETAIL IN EEA.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.